Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance	Tuesday, April 15, 2008
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS A 17% INCREASE IN REVENUES AND A 38% INCREASE IN EARNINGS PER SHARE OVER THE PRIOR YEAR.

Milpitas, California, April 15, 2008, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended March 30, 2008.  Revenue for the third quarter of fiscal year 2008 increased 3.2% to $297.9 million over the previous quarter’s revenue of $288.7 million and increased 16.8% or $42.9 million over $255.0 million in the third quarter of fiscal year 2007.  Diluted earnings per share (“EPS”) of $0.44 increased $0.03 per share or 7% over the second quarter of fiscal year 2008 and increased $0.12 per share or 38% over the third quarter of fiscal year 2007.  Third quarter Generally Accepted Accounting Principles (“GAAP”) net income of $99.2 million increased $5.4 million or 5.8% from $93.8 million reported in the second quarter of fiscal year 2008. During the March quarter the Company’s cash and short-term investments balance increased $101.3 million net of spending $9.8 million to purchase approximately 400,000 shares of its common stock.

A cash dividend of $0.21 per share will be paid on May 28, 2008 to stockholders of record on May 16, 2008.

Non-GAAP diluted EPS for the third quarter of fiscal year 2008 was $0.49 per share, a $0.03 per share increase over the second quarter of fiscal year 2008 and a $0.12 per share increase over the third quarter of fiscal year 2007.  Third quarter non-GAAP net income of $110.0 million increased $6.0 million over $104.0 million in the second quarter and decreased $1.8 million from the third quarter of fiscal year 2007.  The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  Reconciliations of reported net income and reported net income per diluted share to non-GAAP net income and non-GAAP net income per diluted share, respectively, are included at the end of this press release.

According to Lothar Maier, CEO, “The Company grew revenues and EPS sequentially by 3.2% and 7%, respectively, in the March quarter.  This marks the fourth consecutive quarter that the Company has sequentially grown revenues, operating margin and EPS.  These improvements have occurred in spite of difficult economic times. This speaks to our strategy of diversification both geographically and by end-market as we have seen strength internationally and in the industrial and communication end-markets.

Looking ahead, given the concerns about economic difficulties particularly in the USA, forecasting future results continues to be a challenge. June should be a growth quarter as we had a positive book to bill ratio in the March quarter and we would expect the June quarter to continue to have strength in many of our end-markets. However, the overriding general economic conditions merit concern. Consequently, we estimate that revenues and income before taxes will grow 1% to 5% sequentially from the March quarter.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended July 1, 2007.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, April 16, 2008 at 8:30 a.m. Pacific Coast Time.   Those investors wishing to listen in may call (719) 325-4750 before 8:15 a.m. to be included in the audience.   There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from April 16, 2008 through April 22, 2008.

You may access the archive by calling (719) 457-0820 and entering reservation #2749229.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of April 16, 2008 until the second quarter earnings release next year.

Linear Technology Corporation, a manufacturer of high performance linear integrated circuits, was founded in 1981, became a public company in 1986 and joined the S&P 500 index of major public companies in 2000.  Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, uModuleTM products, and many other analog functions.  Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.  For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended			Nine Months Ended
	March 30,	Dec. 30,	April 1,	March 30,	April 1,
	2008	2007	2007	2008	2007
Revenues	$297,865	$288,720	$254,992	$868,073	$814,962
Cost of sales (1)	66,939	66,212	56,535	197,212	180,175
Gross profit	230,926	222,508	198,457	670,861	634,787

Expenses:
Research & development (1)	49,613	47,799	45,364	145,192	136,844
Selling, general & administrative (1)	35,423	33,557	32,807	101,761	100,829
	85,036	81,356	78,171	246,953	237,673
Operating income	145,890	141,152	120,286	423,908	397,114
Interest expense	(14,435)	(14,474)	(422)	(43,371)	(1,298)
Interest income	7,334	7,258	17,011	21,026	49,791

Income before Income taxes	138,789	133,936	136,875	401,563	445,607
Provision for Income taxes	39,555	40,181	38,325	117,099	129,656

Net income	$99,234	$93,755	$98,550	$284,464	$315,951

Earnings per share:
Basic	$0.45	$0.42	$0.33	$1.28	$1.05
Diluted	$0.44	$0.41	$0.32	$1.26	$1.03

Shares used in the calculation of earnings per share:
Basic	222,046	223,494	299,455	221,979	300,212
Diluted	224,489	227,119	304,640	225,842	305,677

(1) Includes stock-based compensation charges as follows:

Cost of sales	$1,996	$1,972	$2,933	$5,865	$8,535
Research & development	8,360	8,182	9,563	24,289	27,746
Sales, general & administrative	4,675	4,528	5,839	13,503	16,901

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	March 30,	July 1,
	2008	2007
	(unaudited)	(audited)
ASSETS:
Current assets:
Cash, cash equivalents and
short-term investments	$907,939	$633,307

Accounts receivable, net of
allowance for doubtful
accounts of $1,759 ($1,775
at July 1, 2007)	150,233	130,546

Inventories	54,375	51,075

Deferred tax assets and
other current assets	48,885	46,176
Total current assets	1,161,432	861,104

Property, plant & equipment, net	251,487	266,600

Other noncurrent assets	90,738	91,153
Total assets	$1,503,657	$1,218,857

LIABILITIES & STOCKHOLDERS’
EQUITY:
Current liabilities:
Accounts payable	$12,616	$11,161

Accrued income taxes, payroll & other accrued liabilities	107,272	128,762

Deferred income on shipments
to distributors	37,672	39,946
Total current liabilities	157,560	179,869

Convertible senior notes	1,700,000	1,700,000

Deferred tax and other long-term
liabilities	133,669	46,953

Stockholders’ equity:
Common stock	1,007,039	902,135

Accumulated Deficit	(1,498,968)	(1,609,453)

Accumulated other
Comprehensive income	4,357	(647)
Total stockholders’ deficit	(487,572)	(707,965)
	$1,503,657	$1,218,857

    LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended					Nine Months Ended
	March 30,		Dec. 30,	April 1,		March 30,		April 1,
	2008		2007	2007		2008		2007

Reported net income
(GAAP basis)	$ 99,234		$ 93,755	$ 98,550		$ 284,464		$ 315,951

Stock-based compensation (1)	15,031		14,682	18,335		43,657		53,18253

Income tax effect of
non-GAAP adjustments	(4,284)		(4,405)	(5,134)		(12,731)		(15,474)

Non-GAAP net income	$ 109,981		$ 104,032	$ 111,751		$ 315,390		$ 353,659

Non-GAAP earnings per share excluding the effects of stock-based compensation:
Basic	$ 0.50		$ 0.47	$ 0.37		$ 1.42		$ 1.18
Diluted	$ 0.49		$ 0.46	$ 0.37		$ 1.41		$ 1.17

Shares used in the calculation of Non-GAAP earnings per share:
Basic	222,046		223,494	299,455		221,979		300,212
Diluted	223,119	(2)	225,647	(2) 302,924	(2)	224,385	(3)	303,065	(3)

1)	Linear began expensing stock options in the first quarter of fiscal year 2006.

2)
Excludes 1,370, 1,472 and 1,716 shares for the three months ended March 30, 2008, December 30, 2007 and April 1, 2007, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

3)
Excludes 1,457 and 2,612 shares for the nine months ended March 30, 2008 and April 1, 2007, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation expenses and the related tax effects primarily because they are significant non-cash expense estimates which management separates for consideration when evaluating and managing business operations.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.